UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 29, 2007

P & F INDUSTRIES, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	1-5332	22-1657413
(State or Other Jurisdiction	(Commission File No.)	(IRS Employer
of Incorporation)		Identification Number)

445 Broadhollow Road, Suite 100, Melville, New York 11747
(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (631) 694-9800

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐          Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐          Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐          Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR 240.14d-2(b))

☐          Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.                                     Departure of Directors of Certain Officers; Election of Directors; Appointment of Certain Others; Compensatory Arrangements of Certain Officers

Pursuant to the Executive 162(m) Bonus Plan (the “Bonus Plan”) of P&F Industries, Inc. (the “Company”), on March 29, 2007, the Compensation Committee of the Board of Directors of the Company (the “Committee”) approved performance goals for cash bonuses to be awarded to Richard A. Horowitz, Chairman of the Board, President and Chief Executive Officer of the Company, and Joseph A. Molino, Jr., Vice President, Chief Operating Officer and Chief Financial Officer of the Company for the fiscal year 2007 (the “2007 Performance Period”). These awards are intended to qualify for the exemption for performance-based compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended.

Such awards may range from 0% to 9.0% of the Company’s profits (as determined in accordance with the applicable award agreement) for Mr. Horowitz and from 0% to 2.3% of the Company’s profits (as determined in accordance with the applicable award agreement) for Mr. Molino with respect to the 2007 Performance Period depending upon the achievement of the performance goals described below. The Committee retains the discretion to reduce or eliminate (but not increase) the bonuses that would otherwise be payable under the Bonus Plan for the 2007 Performance Period.

For the 2007 Performance Period, the Committee established the achievement of certain target levels with respect to return on stockholder equity as the performance goal for each of Messrs. Horowitz and Molino.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

P & F INDUSTRIES, INC.
Date: April 3, 2007

	By:	/s/ Joseph A. Molino, Jr.
Joseph A. Molino, Jr.
Vice President,
Chief Operating Officer and
Chief Financial Officer